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                                                                     EXHIBIT 5.1


                                 March 6, 2001


Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, California 93111-2310


Re: 1998 Stock Option Plan, 1999 Stock Option Plan and Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Superconductor Technologies Inc., a Delaware corporation (the "COMPANY"), in connection with its Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission with respect to the registration of 1,450,000 shares of the Company's common stock, $.001 par value, issuable upon exercise of options granted under the Company's 1998 Stock Option Plan, as amended and 1999 Stock Option Plan, as amended (shares issuable upon exercise of such options are hereinafter collectively called the "OPTION SHARES").

     As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Option Shares, when sold and issued in accordance with (i) the 1998 Stock Option Plan, as amended or the 1999 Stock Option Plan, respectively, and (ii) the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.


                                     Sincerely,


                                     /s/ GUTH | CHRISTOPHER LLP

                                     Guth | Christopher LLP